ERNST & YOUNG LLP        787 Seventh Avenue                 Phone # 212-773-3000
                         New York, New York  10019



              INDEPENDENT ACCOUNTANTS' REPORT ON REVIEW OF INTERIM
                              FINANCIAL INFORMATION


TO THE STOCKHOLDERS
VOLT INFORMATION SCIENCES, INC.

We have reviewed the accompanying unaudited condensed consolidated balance sheet of Volt Information Sciences, Inc. and subsidiaries as of July 28, 1995, and the related condensed consolidated statements of income for the nine and three month periods ended July 28, 1995 and July 29, 1994, and the related condensed consolidated statements of cash flows for the nine month periods ended July 28, 1995 and July 29, 1994. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Volt Information Sciences, Inc. as of October 28, 1994, and the related consolidated statements of operations and cash flows for the year then ended, not presented herein; and in our report dated December 19, 1994, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of October 28, 1994, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                                                    Ernst & Young LLP

August 28, 1995